                                    EXHIBIT B

SHARE PURCHASE AGREEMENT

between

Pacific Electric Wire & Cable Co., Ltd
as Vendor

and

ASSET MANAGERS CO., LTD
as Purchaser

and

MR. CHUN-TANG YUAN
MR. DAVID TAO-HENG SUN
as Guarantors

relating to

the sale and purchase of 10,074,102 shares of US$0.01 each in and representing approximately 72.84 per cent. of the issued share capital of Asia Pacific Wire &
Cable Corporation Limited

[Simmons & Simmons Logo Omitted]

35th Floor Cheung Kong Center 2 Queen's Road Central Hong Kong
T (852) 2868 1131   F (852) 2810 5040  DX009121 Central 1

                                        i

THIS AGREEMENT is made on 10 September 2004

BETWEEN:

(1)      PACIFIC ELECTRIC WIRE & CABLE CO., LTD (the "VENDOR"), a company incorporated in the Republic of China and having its registered office at 26th Floor, No. 95, Section 2, Dunhua South Road, Taipei 106,
         Taiwan;

(2)      ASSET MANAGERS CO., LTD, (the "PURCHASER"), a company incorporated in
         Japan and having its registered office at The Imperial Hotel Tower,
         17th Floor, 1-1-1, Uchi-saiwaicho, Chiyoda-ku, Tokyo 100-0011, Japan;
         and

(3)      THE PERSONS, (the "GUARANTORS"), whose names and addresses are set out in Schedule 5.

RECITALS:

(A)      The Company is a company incorporated in Bermuda the Shares of which are quoted on the OTC Bulletin Board in the United States. Particulars
         of the Company are set out in Part 1 of Schedule 1.

(B)      The Vendor was the legal and beneficial owner of the Sale Shares (as defined below) and Set Top, is the legal and beneficial owner of the
         Sale Shares. The Vendor wishes to sell and, in reliance upon (inter alia) the representations, warranties and undertakings set out in this
         Agreement, the Purchaser wishes to purchase the Sale Shares on the terms of, and subject to, the terms and conditions set out in this
         Agreement. The Sale Shares represent approximately 72.84 per cent. of the entire issued share capital of the Company.

(C)      Pursuant to the Settlement Agreement, Set Top and the Vendor has
         agreed, inter alia, that if the Vendor pays the sum of US$25 million to
         Set Top on or before 30 September 2004, Set Top will transfer the Sale
         Shares to the Vendor so that the Vendor owns the legal and beneficial titles to the Sale Shares.

(D)      It is anticipated that the transfer of the Sale Shares from Set Top to the Vendor will take place simultaneously with Completion of this
         Agreement and the Sale Shares will be transferred free of Encumbrances from Set Top to the Purchaser directly on Completion.

THE PARTIES AGREE THAT:

1.       INTERPRETATION

1.1      DEFINITIONS

         In this Agreement, unless the context requires otherwise :

         "Affiliate" means, in relation to a company, the connected persons (as defined in the Rules Governing the Listing of Securities on The Stock
         Exchange of Hong Kong Limited) of such company and the associates (as defined in the Rules Governing the Listing of Securities

         on The Stock Exchange of Hong Kong Limited) of each of such company and connected persons.

         "Agreed Form" means, in relation to any document, a document in a form agreed by the Vendor and the Purchaser and initialled by or on behalf of each of them for identification.

         "Agreement" means this agreement as amended, modified, varied or supplemented in writing by the parties hereto from time to time.

         "Associate" means an "associate" as such term is defined in the Listing
         Rules.

         "Associated Company" means any company in which the Company or the
         Subsidiaries hold at least 20% of the shareholding, equity interest or voting rights.

         "Audited Accounts" means the audited consolidated balance sheet of the
         Group made up as at the Balance Sheet Date and the audited consolidated profit and loss account of the Group in respect of the previous three financial years ended on the Balance Sheet Date including, in each case, the notes thereto and the directors' report and auditors' report.

         "Balance Sheet Date" means 31 December 2003.

         "Business Day" means a day on which banks are generally open for ordinary banking business in Hong Kong (other than a Saturday or Sunday or any day on which a tropical cyclone warning no. 8 or above is hoisted or remains hoisted between 9:00 a.m. and 12:00 noon and is not lowered at or before 12:00 noon or on which a "black" rainstorm warning is hoisted or remains in effect between 9:00 a.m. and 12:00 noon and is not discontinued at or before 12:00 noon).

         "Companies Ordinance" means the Companies Ordinance (Chapter 32 of the
         Laws of Hong Kong).

         "Company" means Asia Pacific Wire & Cable Corporation Limited, a company incorporated in Bermuda, further particulars of which are set out in Part 1 of Schedule 1.

         "Completion" means completion of the sale and purchase of the Sale
         Shares in accordance with clause 6.

         "Completion Date" means the date following three Business Day(s) after the date upon which the last of the Conditions (except Conditions (D)
         and (E) in Clause 4.1)shall have been satisfied or waived or such later time and/or date as the parties hereto may agree in writing Provided that such date shall not be later than 30 September 2004.

         "Conditions" means the conditions precedent set out in clause 4.1.

         "Consents" includes any licence, consent, approval, authorisation, permission, waiver, order or exemption.

         "Consideration" means US$26 million in cash.

         "Deed of Indemnity" means the deed of indemnity in relation to Tax and others in the Agreed Form to be executed at Completion.

         "Directors" means in relation to the Company or any of the
         Subsidiaries, its directors from time to time.

         "Encumbrance" includes any interest or equity of any third party
         (including any right to acquire, option or right of pre-emption); any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement; and any rental, hire purchase, credit or conditional sale or other agreement for payment on deferred terms; and "Encumber" shall be construed accordingly.

         "Escrow Agent" means such escrow agent to be agreed by the Vendor and the Purchaser.

         "Escrow Agreement" means the escrow agreement to be entered into between the Escrow Agent, the Vendor and the Purchaser in a form to be agreed.

         "Group" means the Company and the Subsidiaries.

         "Group Company" or "members of the Group" means a company in the Group.

         "HK$" means Hong Kong dollars, the lawful currency of Hong Kong.

         "Hong Kong" means the Hong Kong Special Administrative Region of the
         People's Republic of China.

         "Interim Accounts" means the unaudited interim accounts of the Company and the Subsidiaries for the period of six months ending on 30 June
         2004, a copy of which is annexed to this Agreement as Annexure "C".

         "Law" or "Laws" includes all applicable legislation, statutes, directives, regulations, judgements, decisions, decrees, orders, instruments, by-laws and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement.

         "Listing Rules" means the Rules Governing the Listing of Securities on
         The Stock Exchange of Hong Kong Limited.

         "Option Agreement" means the option agreement in the Agreed Form to be entered into between the Vendor and the Purchaser (or as it may direct)
         at Completion.

         "Material Adverse Change" means any change (or effect), the consequence of which is to materially and adversely affect the condition (financial or otherwise), business, property, earnings, results of operations, prospects and/or assets of the Group as a whole and/or any member of the Group individually.

         "Premises" means the land and premises of the Group particulars of which are set out in Schedule 4.

         "Purchaser's Solicitors" means Simmons and Simmons of 35th Floor,
         Cheung Kong Center, 2 Queen's Road Central, Hong Kong.

         "Sale Shares" means 10,074,102 Shares, representing approximately
         72.84% of the entire issued share capital of the Company.

         "Shares" means shares of US$0.01 each in the capital of the Company.

         "Set Top" means Set Top International, Inc., a company incorporated in the British Virgin Islands and having its principal place of business at 4th Floor, 69, Hsim Yi Road, Section 4, Taipei, Taiwan, which owns the legal and beneficial title of the Sale Shares as at the date hereof.

         "Settlement Agreement" means the settlement agreement dated 2 July 2004 entered into between the Vendor and Set Top, a copy of which is annexed to this Agreement as Annexure "A".

         "Subsidiaries" means the companies details of which are set out in Part
         2 of Schedule 1 and "Subsidiary" means any one of them.

         "subsidiary" or "holding company" shall have the meaning ascribed to them respectively in section 2 of the Companies Ordinance.

         "Tax" means all forms or taxation, duties, levies, and imposts whether of Hong Kong or any other jurisdiction including (without limitation)
         corporation tax, including instalment payments in respect of corporation tax, stamp duty, income tax, capital gains tax, duties of excise, customs and other import duties, inheritance tax, capital duties and any payment whatsoever which the relevant company may be or become bound to make to any person as a result of the operation of any enactment relating to any such taxes or duties and all penalties, fines, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to taxation.

         "Transaction Documents" means the Deed of Indemnity, the Escrow
         Agreement and the Option Agreement.

         "US$" means US dollars, the lawful currency of the United States of
         America.

         "Vendor's Group" means the Vendor and each of its Affiliates other than the Group.

         "Vendor's Warranties" means the warranties and representations set out in Schedules 2 and 3 and clause 8.

1.2      CONSTRUCTION OF CERTAIN REFERENCES

         In this Agreement, where the context admits:

         (A)      a reference to any statue or statutory provision shall be
                  construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

         (B)      references to clauses and schedules are references to clauses of and schedules to this Agreement, references to paragraphs are, unless otherwise stated, references to paragraphs of the clause or schedule in which the reference appears and
                  references to this Agreement include the schedules;

         (C)      references to the singular shall include the plural and vice versa and references to one gender shall include all other genders;

         (D)      where any statement is to the effect that the Vendor is not aware of any matter or circumstance, or is a statement
                  qualified by the expression "so far as the Vendor is aware" or
                  "to the best of the Vendor's knowledge and belief" or any
                  similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry and the same shall apply in relation to such statements as to the awareness or knowledge of any other
                  person;

         (E)      "person" includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

         (F)      "company" includes any body corporate;

         (G)      references to times of the day are to Hong Kong time; and

         (H)      except as otherwise expressly provided, words and expressions defined in the Companies Ordinance as at the date hereof have the same meanings when used in this Agreement.

1.3      HEADINGS

         The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4      SCHEDULES

         Each of the schedules shall have effect as if set out herein.

2.       SALE OF SHARES

2.1      SALE AND PURCHASE

         In accordance with the terms and subject to the conditions of this
         Agreement, the Vendor shall sell (or procure the sale of) and the
         Purchaser shall purchase (or procure the purchase of), the Sale Shares, absolutely free from all Encumbrances and together with all rights now or hereafter attaching thereto including, but without limitation, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

2.2      NO SALE OF PART ONLY

         The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously in accordance with this Agreement.

3.       PURCHASE PRICE

3.1      AMOUNT

         The Consideration payable to the Vendor by the Purchaser on Completion shall be US$26 million in cash. The Consideration shall be paid by the
         Purchaser in accordance with the provisions of Clause 6.3.

4.       CONDITIONS PRECEDENT

4.1      CONDITIONS

         Subject to clause 8.4, Completion is conditional upon the following conditions having been fulfilled and remaining fulfilled at all times until Completion:

         (A)      the obtaining of approval of the Bermuda Monetary Authority on the transfer of the Sale Shares or any other transactions
                  contemplated under this Agreement, if required;

         (B)      the obtaining of all Consents as shall be necessary or
                  applicable in relation to the transactions contemplated by this Agreement;

         (C)      the obtaining of legal opinions from Bermudan, Taiwanese and
                  US legal counsels on such terms and forms satisfactory to the
                  Purchaser;

         (D)      the Option Agreement being signed contemporaneously at
                  Completion;

         (E)      completion of the transfer of the Sale Shares anticipated
                  under Recitals (C) and (D) taking place and Set Top transfers the legal and beneficial title of the Sale Shares to the
                  Purchaser directly upon Completion of this Agreement;

         (F)      receipt by the Purchaser of the letter from Ernst & Young to the Company with confirmations on the Review Report and
                  Consolidated Interim Financial Statements for the three-month and six-month periods ended 30 June 2004 for Charoong Thai
                  Wire and Cable Public Company Limited and its subsidiaries in the form attached in Annexure "B"; and an assignment of the rights and benefits under such letter entered into by the
                  Company in favour of the Purchaser; and

         (G)      if applicable, the existing escrow agreement dated 2 July 2004 entered into by Set Top, the Vendor, Mr. K.J. Maa and the
                  Company be cancelled by agreement in writing of such parties.

         In the event that all the Conditions shall not have been satisfied or waived by the Purchaser on or before 15 September 2004 or such other date as the Purchaser may agree, this Agreement shall lapse and no party hereto shall have or make any claim

         against the other in respect hereof except for Clauses 11, 12, 14.8 and
         15 and save for any antecedent breach (including any breach of clause
         4.2 or 4.3).

4.2      SATISFACTION

         Each of the Vendor and the Guarantors shall procure the satisfaction of the Conditions set out in clause 4.1 and shall notify the Purchaser in writing immediately upon the satisfaction of each of the Conditions.

4.3      CO-OPERATION

         Each of the Vendor and the Guarantors shall and shall procure each
         Group Company to procure the satisfaction of the Conditions and to provide all information and assistance to or otherwise co-operate with the Purchaser as required by the Purchaser in connection with the satisfaction of the Conditions set out in clause 4.1.

4.4      DISCLOSURE OF DIFFICULTIES IN SATISFYING CONDITIONS

         Should any of the Vendor or the Guarantors becomes aware of any matter which will or may prevent or delay any of the Conditions from being satisfied, it shall forthwith disclose in writing the same to the other and the Purchaser.

4.5      WAIVER

         The Purchaser may waive in whole or in part all or any of the
         Conditions set out in clause 4.1 in its sole and absolute discretion.

5.       PRE-COMPLETION OBLIGATIONS

5.1      PURCHASER'S RIGHT OF ACCESS

         The Purchaser and its appointed representatives, professional advisers and agents (the "Purchaser's Representatives") shall from the date hereof up to the Completion Date have the right at any time to visit the premises of the Group to carry out a review and due diligence investigation of the legal, financial, business and other matters of the Group, including but not limited to, the assets, liabilities, financial, condition, contracts, operations, books and records, commitments, business and prospects of the Group. In order to facilitate such review, at any time prior to the Completion Date, the
         Vendor shall and shall procure each member of the Group to provide to the Purchaser and the Purchaser's Representatives with all documents and information which they may request in connection with such due diligence investigation. The Purchaser shall be entitled to have full access to the management, consultants, accountants and advisers of the
         Group for the purposes set out in this clause.

5.2      NO ACTS OR OMISSIONS CONTRARY TO THE VENDOR'S WARRANTIES

         The Vendor shall procure that (save only as may be necessary to give effect to this Agreement and only then with the prior written approval of the Purchaser) neither the Vendor nor any member of the Vendor's
         Group nor any member of the Group shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Vendor's Warranties if they were given at any and all times from the date hereof

         up to Completion or which would make any of the Vendor's Warranties inaccurate or misleading if they were so given.

5.3      CONDUCT OF COMPANY'S BUSINESS PENDING COMPLETION

         The Vendor shall, in addition and without prejudice to clause 5.2, procure that, at all times from the date of this Agreement until
         Completion:

         (A)      the business of each member of the Group is carried on in the usual and normal course in a prudent manner and consistent with its past practice;

         (B)      each member of the Group takes all reasonable steps to
                  preserve the goodwill of its business and encourages customers and suppliers to continue to deal with it and shall do nothing which will or may injure such goodwill;

         (C)      no member of the Group shall do, allow, or procure any act or permit any omission which would or might constitute a breach of any of the warranties, representations, undertakings and obligations set out in this Agreement, save with the
                  Purchaser's prior written consent;

         (D)      no member of the Group shall enter into any contract or
                  commitment or do anything which, in any such case, is either out of the ordinary and usual course of its business or which may adversely affects its assets or increases its liabilities or its ability to carry on its business as now conducted
                  without the prior consent in writing of the Purchaser. In
                  particular (but without limitation), the Vendor shall procure that from the date of this Agreement until Completion, save with the prior consent in writing of the Purchaser, no member of the Group may:

                  (1)      make any alteration to its memorandum or articles of
                           association or any other document or agreement
                           establishing, evidencing or relating to its
                           constitution or operation;

                  (2)      issue or agree to issue any shares or debentures or
                           other securities convertible into debentures offer,
                           allot, issue or sell, or agree to allot, issue or
                           sell, grant or agree to grant any option, right or
                           warrant over its shares, or any securities
                           convertible in shares; convertible or exchange
                           securities or other loan capital;

                  (3)      purchase or redeem any shares or provide financial
                           assistance for any such purchase;

                  (4)      alter the nature or scope of its business;

                  (5)      manage its business otherwise than in accordance with
                           its ordinary course of day-to-day operations and
                           trading policies and practice to date as disclosed to
                           the Purchaser, except as may be necessary to comply
                           with changes in applicable laws;

                  (6)      enter into any agreement or arrangement or permit any
                           action whereby another company becomes its subsidiary
                           or subsidiary undertaking;

                  (7)      enter into any transaction other than on arms' length
                           terms and for full and proper consideration;

                  (8)      acquire (whether by one transaction or by a series of
                           transactions) the whole or a part of the business,
                           undertaking or assets of any other person;

                  (9)      acquire any assets on hire purchase or deferred
                           terms;

                  (10)     dispose of, transfer, lease or assign (whether by one
                           transaction or by a series of transactions) and
                           whether or not in the ordinary course of business the
                           whole or a part of its business, undertaking or any
                           other of its assets;

                  (11)     incur any capital expenditure in excess of US$1
                           million;

                  (12)     accept any loans, borrowings or other form of funding
                           or financial facility or assistance or incur any
                           other form of indebtedness, or enter into any foreign
                           exchange contracts, interest rate swaps, collars,
                           guarantees or agreements or other interest rate
                           instruments or any contracts or arrangements relating
                           to derivatives or differences, or in respect of which
                           the financial outcome is to any extent dependent upon
                           future movements of an index or rate of currency
                           exchange or interest, or in the future price of any
                           securities or commodities;

                  (13)     grant any loans or other financial facilities or
                           assistance to or any guarantees or indemnities or
                           incur any contingent liabilities for the benefit of
                           any person or create or allow to subsist any
                           Encumbrance over the whole or any part of its
                           undertaking, property or assets or otherwise incur
                           any contingent liability;

                  (14)     enter into any joint venture, partnership or
                           agreement or arrangement for the sharing of profits
                           or assets or otherwise;

                  (15)     enter into any death, retirement, profit sharing,
                           bonus, share option, share incentive, profit sharing
                           or other scheme for the benefit of any of its
                           officers or employees or make any variation
                           (including, but without limitation, any increase in
                           the rates of contribution) to any such existing
                           scheme or effect any key man insurance;

                  (16)     commence, compromise, settle, release, discharge or
                           compound any civil, criminal, arbitration or other
                           proceedings (other than routine debt collection) or
                           any liability, claim, action, demand or dispute or
                           waive any right in relation to any of the foregoing;

                  (17)     release, compromise or write off any amount recorded
                           in the books of account of any member or the Group as
                           owing by any debtors of such member of the Group;

                  (18)     prematurely repay or prepay any loans, borrowings or
                           other financial facilities or assistance made
                           available to it;

                  (19)     terminate the employment or office of any of its
                           directors, officers or employees or appoint any new
                           director, officer or employee or consultant or

                           alter the terms of employment or engagement of any
                           director, employee or consultant;

                  (20)     declare, make or pay any dividend or distribution
                           (whether of capital or of profits);

                  (21)     alter the terms of any existing financing/lending
                           documents or security arrangements;

                  (22)     pay any remuneration, fee or other sum to the Vendor,
                           any other member of the Vendor's Group or any
                           Affiliates of it;

                  (23)     terminate or allow to lapse any insurance policy in
                           respect of any asset, property or undertaking now in
                           effect;

                  (24)     establish or open or close any branch or office;

                  (25)     dispose of the ownership, possession, custody or
                           control of any corporate or other books or records;

                  (26)     save for the passing of any resolutions contemplated
                           in this Agreement, propose or pass any shareholders'
                           resolution other than a resolution at any annual
                           general meeting which is not special business; or

                  (27)     enter into any agreement or obligation to do anything
                           prohibited by clauses 5.3(D)(1) to 5.3(D)(26)
                           inclusive.

6.       COMPLETION

6.1      DATE AND PLACE OF COMPLETION

         Subject to the fulfilment or waiver of the Conditions, Completion shall take place at 1:00 p.m. on the Completion Date at the offices of Lee &
         Li, Attorneys at Law, Taipei, Taiwan or at such other time and/or place as the Purchaser and the Vendor may agree.

6.2      VENDOR'S OBLIGATIONS

         (A)      On Completion the Vendor shall:

                  (1)      deliver to the Purchaser:-

                           (a)      a certified true copy of the resolutions by
                                    the board of directors of the Vendor
                                    approving the entering into of this
                                    Agreement by the Vendor, the sale of the
                                    Sale Shares and all other transactions
                                    contemplated under this Agreement.

                           (b)      certified true copies of any powers of
                                    attorney or other authorities under which
                                    the instruments of transfer and sold notes
                                    in respect of its portion of the Sale Shares
                                    have been executed; and

                           (c)      such other documents, if any, as may
                                    reasonably be required by the

                                       10

                                    Purchaser to give to the Purchaser and/or
                                    its nominee(s) good title to the Sale Shares
                                    and to enable the Purchaser and/or its
                                    nominee(s) to become the registered
                                    holder(s) thereof;

                  (2)      procure that Set Top delivers to the Purchaser:

                           (a)      transfers of the Sale Shares duly executed
                                    by Set Top in favour of the Purchaser or a
                                    person to be designated by it together with
                                    the relevant original share certificates and
                                    the Stock Power referred to in the agreement
                                    dated 28 July 2004 entered into by Mr. K.J.
                                    Maa, Set Top, the Company and the Vendor;
                                    and

                           (b)      such waivers or Consents as the Purchaser
                                    may require to enable the Purchaser or its
                                    nominees to be registered as holder of the
                                    Sale Shares.

                  (3)      deliver the Deed of Indemnity in the Agreed Form duly
                           executed by the parties thereto (except the
                           Purchaser);

                  (4)      procure board meetings of the Company to be held at
                           which there shall be passed a resolution to approve
                           the transfer of the Sale Shares and all other
                           documents and transactions contemplated under this
                           Agreement.

6.3      PURCHASER'S OBLIGATIONS

         (A)      On Completion, the Consideration shall be held in an account of the Escrow Agent and the Escrow Agent shall hold the
                  Consideration in escrow in accordance with the terms of the
                  Escrow Agreement to be entered into at Completion.

         (B)      US$25 million of the Consideration shall be used to repay the outstanding debt owed to Set Top by the Vendor. The balance of
                  US$1 million shall be used to pay cost and expenses
                  (including, without limitation, any professional fees,
                  registration or filing fees and other out-of-pocket expenses)
                  incurred by the Purchaser in connection with and in relation to this Agreement or the transactions contemplated hereunder.
                  After deducting such costs and expenses from the
                  Consideration, the balance (if any) will be released to the
                  Vendor.

6.4      FAILURE TO COMPLETE

         If in any respect any of the obligations of the Vendor or the Purchaser are not complied with on the Completion Date, the party not in default may:

         (A)      defer Completion to a date not more than 7 days after the
                  Completion Date (and so that the provisions of this clause
                  6.4, apart from this clause 6.4(A), shall apply to Completion as so deferred); or

         (B)      proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

         (C)      rescind this Agreement, in which event this Agreement shall forthwith be terminated and each party hereto has no claim against the other, save for antecedent breach and the breach of this Clause 6.

                                       11

7.       EXCLUSIVITY

7.1      EXCLUSIVITY UNDERTAKING

         (A)      Each of the Vendor and the Guarantors hereby represents,
                  undertakes and agrees that it will:

                  (1)      not negotiate, solicit or entice any alternative
                           offer for or make any contact of whatsoever nature
                           with any other person in relation to the Sale Shares
                           or dispose of any shares or any equity interest of
                           any member of the Group (or any interest or voting
                           rights therein);

                  (2)      not enter into discussions or negotiations in
                           relation to the Sale Shares with, or provide any
                           information concerning the Group to, any third party
                           in contemplation of such alternative offer;

                  (3)      promptly inform the Purchaser of the existence and
                           the terms of any unsolicited alternative offer for
                           the Group which any of the Vendor and the Guarantors,
                           and the status and development of any existing offer
                           from any third party and negotiation thereof may
                           receive; and

                  (4)      not carry out any action, or enter into any
                           agreement, transaction or obligation to do anything
                           prohibited under clauses 7.1(A)(1) to (2) above or
                           any agreement or arrangement similar in nature or for
                           achieving a similar purpose.

         (B)      The obligations contained in the clause 7.1(A) shall cease to apply upon whichever is the earlier of:

                  (1)      the Completion Date; and

                  (2)      save and except where the termination of this
                           Agreement is caused as a result of the default or
                           breach of this Agreement by the Vendor, the
                           termination of this Agreement as provided hereunder.

8.       VENDOR'S WARRANTIES

8.1      GENERAL

         (A)      Each of the Vendor and the Guarantors hereby warrants,
                  represents and undertakes to and for the benefit of the
                  Purchaser in the terms of the Vendor's Warranties and
                  acknowledges and accepts that the Purchaser is entering into this Agreement in reliance upon each of the Vendor's
                  Warranties each of which is given on the basis that it will remain true and accurate in all respects at all times up to and including Completion Provided that the Guarantors'
                  warranties are limited to items 2.1, 2.2 and 3 in Schedule 2 only.

         (B)      The Vendor's Warranties are given subject to matters fairly, properly and adequately disclosed in this Agreement.

                                       12

         (C)      None of the Vendor's Warranties shall be deemed in anyway
                  modified or discharged by reason of any investigation or
                  inquiry made or to be made by or on behalf of the Purchaser or its representatives, advises or agents at any time prior to
                  Completion and no information relating to the Company, any other member of the Group or the Group generally or otherwise of which the Purchaser has knowledge (whether actual,
                  constructive or otherwise) shall prejudice any claim that the
                  Purchaser shall be entitled to make or shall operate to reduce any amount recoverable by the Purchaser hereunder, and it
                  shall not be a defence to any claim brought against the Vendor that the Purchaser had knowledge (whether actual, constructive or otherwise) of any information relating to the circumstances giving rise to such claim.

8.2      VENDOR'S WARRANTIES TO BE INDEPENDENT

         The Vendor's Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other
         Vendor's Warranty or any other provision of this Agreement or any document to be entered into pursuant to this Agreement.

8.3      FURTHER DISCLOSURE BY THE VENDOR

         Without prejudice to clause 5.2, the Vendor and the Guarantors shall forthwith disclose in writing to the Purchaser any matter or thing
         (including omission to act) which may arise or become known to the
         Vendor or the Guarantors on or before Completion which is inconsistent with any of the Vendor's Warranties or which might make any of them inaccurate or misleading if they were given at any and all times from the date hereof up to Completion or which is a breach of clauses 5.2 or
         5.3 or which would affect the decision of a purchaser for value of the
         Sale Shares to purchase such shares or which has, or is likely to have, an adverse effect on the financial position of any member of the Group.

8.4      RESCISSION

         In the event of it becoming apparent on or before Completion that the
         Vendor is in breach of any of the Vendor's Warranties or any other term of this Agreement or the documents to be entered into pursuant to this
         Agreement or any act, omission, matter or thing has occurred which results in a breach of the Vendor's Warranties, the Purchaser may at its option either:

         (A)      rescind this Agreement by notice in writing to the Vendor in the event that this Agreement shall lapse and no party hereto shall have or make any claim against the other in respect
                  hereof except for Clauses 11, 12, 14.8 and 15 and save for any antecedent breach (including any breach of clauses 4.2 or
                  4.3); or

         (B)      proceed to Completion but without prejudice to its right to claim for breach of this Agreement or such Vendor's
                  Warranties.

8.5      WAIVER OF CLAIMS

         The Vendor jointly and severally undertakes to and for the benefit of the Purchaser that it will not make or pursue any claim or action howsoever arising against the Company, any of the Subsidiaries or its associated companies or any of their respective directors or

                                       13

         employees in respect of any loss or liability that the Vendor may incur pursuant to this Agreement (or any other document referred to herein)
         or otherwise in connection with the sale of the Sale Shares to the
         Purchaser.

8.6      INDEMNITY

         Each of the Vendor and the Guarantors undertakes to indemnify and keep indemnified the Purchaser (for itself and as trustee for each member of the Group) against any loss or liability suffered by the Purchaser and/or any member of the Group as a result of or in connection with any breach of any of the Vendor's Warranties including, but not limited to, any diminution in the value of the Sale Shares, the assets of the Group or any payment made or required to be made by the Purchaser and/or any member of the Group and any costs and expenses incurred as a result of such breach provided that the indemnity contained in this clause shall be without prejudice to any other rights and remedies of the Purchaser in relation to any such breach of Vendor's Warranty and all such other rights and remedies are hereby expressly reserved to the Purchaser.

9.       UNDERTAKINGS

9.1      BY THE VENDOR

         (A)      The Vendor hereby undertakes to the Purchaser not to, and will procure that none of its Affiliates may, on or prior to
                  Completion, purchase, acquire or otherwise deal in any of the
                  Shares or any interest therein.

         (B)      The Vendor hereby undertakes to the Purchaser that it will, and will procure that the Company shall take such action and give such information and assistance in connection with the affairs of the Company as the Purchaser may reasonably require in respect of any matters or claims in relation to or in
                  connection with Tax or otherwise.

         (C)      Each of the Vendor and the Guarantors shall procure the
                  delivery of the audited consolidated accounts of Charoong Thai
                  Wire & Cable Co. Ltd and its subsidiaries and its associates companies for the period between 1 January to 30 June 2004 signed off by Ernst & Young and addressed to the Purchaser on or before 17 September 2004.

         (D)      The Vendor undertakes to the Purchaser that the composite
                  service agreement dated 7 November 1996 entered into between the Company and the Vendor shall remain subsisting and valid and shall be renewed in accordance with its existing terms and will not be terminated at any time on or before 23 September
                  2007.

         (E)      The Vendor hereby undertakes to the Purchaser that all of the business relationship and transactions between the Vendor or any of its Affiliates on the one hand, and the Company or any other member of the Group on the other hand, shall be
                  maintained in such manner which is consistent with past
                  practices (including, without limitation the supply of raw materials and distribution of products) and on an arm's length basis, based on fair commercial terms.

         (F)      The Vendor hereby undertakes to the Purchaser that all the existing loan agreements or arrangements between the Vendor or any of its Affiliates on the one

                                       14

                  hand, and the Company or any other member of the Group on the other hand, shall remain subsisting and valid in accordance with its existing terms, and none of such arrangements or
                  agreements may be terminated nor shall any payment or
                  repayment be demanded thereunder by the relevant lender for whatever reasons nor may any security or Encumbrance interest in relation thereto be enforced at any time on or before 23
                  September 2007.

         (G)      The Vendor hereby undertakes to the Purchaser that it will, and will procure that all pledges and other Encumbrances over or in relation to the shares of APWC General Holdings Ltd and
                  Samray Inc. shall be terminated by the parties thereto within
                  7 days of the date of Completion, without any liability on any of the party thereto and without affecting the loan(s) in
                  relation to such pledge or Encumbrance in any manner.

         (H)      The Vendor hereby warrants that the cash deposits under the personal names of various directors of Pacific Thai Wire &
                  Cable Co., Ltd and its subsidiaries for the aggregate amount of Baht 62.5 million has been transferred to the names of the relevant Group Company and further undertakes to the Purchaser that it will, or procure that the relevant Group Company will maintain such amounts in such cash deposits and transfer such moneys into its own bank accounts (if it is not already done
                  so) to the satisfaction of the Purchaser.

         (I)      The Vendor hereby warrants and covenants that it currently holds directly or indirectly through its Subsidiaries legal and beneficial ownership in 50.39% of the entire issued common share capital of Charoong Thai Wire & Cable Co., Ltd
                  ("CHAROONG THAI") and will at all times maintain not less than such shareholding percentage after Completion. If, for any reason, Choroong Thai's shareholding drops below such
                  percentage, whether due to any dilution (including, but not limited to, the exercise of any warrants issued by Charoong
                  Thai) or otherwise, the Vendor undertakes that it will
                  forthwith acquire shares in Charoong Thai so that the Vendor's shareholding percentage in it shall be maintained at all
                  times, failing which the Vendor shall indemnify the Purchaser against any loss or liability suffered by the Purchaser and/or any member of the Group as a result of or in connection with such dilution.

                                       15

9.2      BY THE PURCHASER

         (A)      To the extent permissible under applicable laws and subject always to not resulting in the Vendor and the Purchaser (or their respective Affiliates) being implicated as parties
                  "acting in concert" (within the meaning under the Code on
                  Takeovers and Mergers in Hong Kong) or other analogous or
                  similar doctrines under other applicable jurisdictions, the
                  Purchaser hereby agrees with the Vendor and the Company not to take any action, or to commit any omission by willful default which would cause consequence as if an action had been taken, which would prevent the Vendor from maintaining management control in all aspects of the operation of the Company and its
                  Subsidiaries, including but not limited to election and
                  removals of directors or board and/or managerial positions in the Company and its Subsidiaries, Provided however that, for the avoidance of doubt, the Purchaser may (i) notwithstanding any other provisions of this Agreement, the Memorandum and
                  Articles or other constitutional documents of any Group
                  Company or any other document, from time to time appoint up to three (3) directors to the board of each of the Company and its Group Companies and such directors shall be entitled to an absolute right to veto any resolution which would otherwise be passed by the relevant board; and (ii) exercise its rights to supervise the financial operation of the Company and its
                  Subsidiaries (and the Memorandum and Bye-laws, or similar
                  constitutional documents, of the Group Companies shall be
                  amended to reflect the foregoing provisions).

         (B)      The Purchaser agrees that it (or the person designated by it to purchase the Sale Shares on Completion) will not dispose of the Sale Shares in any way which will result in the inability of the Purchaser (or such designee) to transfer such Sale
                  Shares to the Vendor upon its exercise of the call options pursuant to the Option Agreement, Provided however that the
                  Purchaser (or such designee) may at any time without
                  transferring its legal title to the Sale Shares, Encumber or otherwise deploy any of the Sale Shares as collateral or
                  security provided that disclosure is made to the Vendor and the Encumbrance holder is notified of the existence of the call options.

10.      GUARANTEE BY THE GUARANTORS

10.1     In consideration of the Purchaser agreeing to enter into this Agreement with the Vendor at the request of the Guarantors, the Guarantors hereby irrevocably and unconditionally, as primary obligors, undertake and guarantee to the Purchaser the full, prompt and due performance by the
         Vendor of the Vendor's Warranties set out in clause 8.1(A).

10.2     The obligations of the Guarantors under Clause 10.1 shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the
         Guarantors from its obligations or affect such obligations, including without limitation:

         (A)      any time, indulgence, waiver or consent at any time given to the Vendor or any other person;

         (B)      any compromise or release of or abstention from perfecting or enforcing any right or remedy against the Vendor or any other person;

                                       16

         (C)      any legal limitation, disability, incapacity or other
                  circumstances relating to the Vendor or any other person or any amendment to or variation of the terms of this Agreement and the Transaction Documents or any other document referred to in this Agreement and the Transaction Documents; or

         (D)      any irregularity, unenforceability or invalidity of any
                  obligations of the Vendor under this Agreement and the
                  Transaction Documents, or the dissolution, amalgamation,
                  reconstruction or insolvency of the Vendor.

10.3     The guarantee contained in this Clause 10 may be enforced by the
         Purchaser without the Purchaser first taking any steps or proceedings against the Vendor and the guarantee contained in this Clause 10 are given and entered into jointly and severally by the Guarantors.

10.4     The Guarantors will jointly and severally indemnify, and keep indemnified, the Purchaser fully from and against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which the Purchaser may incur or which may be made against the Purchaser arising out of or in relation to any breach or alleged breach by the Vendor of any of the obligations, terms, conditions, representations, warranties, undertakings and indemnities under this Agreement and the Transaction Documents.

11.      CONFIDENTIALITY

11.1     CONFIDENTIALITY

         Subject to clauses 11.2 and 12, each party:

         (A)      shall treat as strictly confidential the provisions of this
                  Agreement and the process of their negotiation and all
                  information about the other party or the Group obtained or received by it as a result of its due diligence process or negotiating, entering into or performing its obligations under this Agreement (the "Confidential Information"); and

         (B)      shall not, except with the prior written consent of the other party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its
                  obligations under this Agreement) or disclose to any person any Confidential Information.

11.2     PERMITTED DISCLOSURE OR USE

         Clause 11.1 shall not apply if and to the extent that the party using or disclosing Confidential Information can demonstrate that:

         (A)      such disclosure is required by law or by any supervisory,
                  regulatory or governmental body having jurisdiction over it and whether or not the requirement has the force of law
                  Provided that the content of such disclosure shall have been previously approved by the other parties (except the
                  Guarantors) hereto in writing; or

                                       17

         (B)      such disclosure to its professional advisers in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of or in connection with the same
                  Provided that such professional advisers are subject to
                  confidentiality obligations substantially similar to this
                  Clause 11; or

         (C)      such disclosure is required in order to facilitate any
                  assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by clause 14.1; or

         (D)      in the case of disclosure or use, the Confidential Information concerned was lawfully in its possession (as evidenced by
                  written records) prior to its being obtained or received as described in clause 11.1 above; or

         (E)      in the case of disclosure or use, the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential
                  Information has been disclosed in accordance with sub-clause
                  (B) above.

11.3     CONTINUANCE OF RESTRICTIONS

         The restrictions contained in this clause 11 shall survive Completion and shall continue without limit of time.

12.      ANNOUNCEMENTS

12.1     RESTRICTIONS

         Subject to clause 12.2, and whether or not any restriction contained in clause 12 applies, the Vendor and the Guarantors shall not make any announcement (including any communication to the public, the press, to any customers or suppliers of the Group, or to all or any of the employees of the Group) concerning the provisions or subject matter of this Agreement or containing any information about the Purchaser without the prior written approval of the Purchaser.

12.2     CONTINUANCE OF RESTRICTIONS

         The restrictions contained in this clause 12 shall survive Completion and shall continue without limit of time.

13.      TERMINATION

13.1     EVENTS OF TERMINATION

         If at any time prior to Completion:

         (A)      any of the Vendor or the Guarantors commits any material
                  breach of or omits to observe any of its obligations or
                  undertakings on its part under this Agreement in any material respect;

                                       18

         (B)      without prejudice to any other provisions of this clause,
                  between the date of this Agreement and Completion, any
                  provision of clause 5 is not satisfied or has not been duly and promptly fulfilled, observed or performed in any material respect;

         (C)      the Company shall sustain any substantial loss or damage
                  (howsoever caused and whether or not the subject of any
                  insurance or claim against any person);

         (D)      any petition is presented for the winding up or liquidation of the Company or the Company makes any composition or
                  arrangement with its creditors or enters into a scheme of
                  arrangement or any resolution is passed for the winding up of the Company or a provisional liquidator, receiver or manager is appointed over all or part of the assets or undertaking of the Company or anything analogous thereto occurs in respect of the Company;

         (E)      there occurs in the sole and absolute determination of the
                  Purchaser a Material Adverse Change; or

         (F)      in the sole determination of the Purchaser any of the Vendor's
                  Warranties are found to be, or any event occurs or matter
                  arises which renders or may render any of the Vendor's
                  Warranties, untrue, inaccurate or misleading in any respect;

         then, in any such case, the Purchaser may in its sole and absolute discretion without any liability on its part, by notice in writing to the Vendor and the Guarantors, forthwith terminate this Agreement. The right to terminate this Agreement under each of sub-clauses 13.1 (A) to
         (F) above is a separate and independent right and the exercise of any such right shall not affect or prejudice or constitute a waiver of any other right, remedy or claim which the Purchaser may have as at the date of such notice (including but not limited to any other right to terminate this Agreement).

13.2     CONSEQUENCES OF TERMINATION

         Upon the giving of notice pursuant to sub-clause 13.1 above by the
         Purchaser, all obligations of the parties hereto under this Agreement shall cease and determine and no party hereto shall have any claim against the other in respect of any matter or thing arising out of or in connection with this Agreement save and except:

         (A)      in respect of any antecedent breach; and

         (B)      that the termination shall not affect the accrued rights and obligations of the parties hereto on or prior to such
                  termination and shall be without prejudice to the continued
                  application of clauses 11, 12, 14.8 and 15.

14.      MISCELLANEOUS

14.1     ASSIGNMENT

         (A)      This Agreement shall be binding upon and enure for the benefit of the successors of the parties hereto but shall not be
                  assignable, save that the Purchaser (and any assignee of the
                  Purchaser and subsequent assignee thereof) may at any time assign all or any part of its rights and benefits under this
                  Agreement and any agreement referred to herein, including any of the Vendor's Warranties and any

                                       19

                  other indemnities, undertakings and obligations given or
                  undertaken by the Vendor and/or any of the Guarantors and any
                  cause of action arising under or in respect of any of them without the prior written consent of the Vendor or any of the
                  Guarantors.

         (B)      Any assignee of the Purchaser or subsequent assignee thereof
                  (as the case may be) may enforce any right or benefit assigned to it as if it had been named in this Agreement as the
                  Purchaser and as if it had acquired the Sale Shares (or the appropriate proportion thereof) for the consideration per Sale
                  Share and upon the other terms of this Agreement and had
                  thereby sustained all diminution of value, losses and expenses in consequence of such acquisition as have been sustained by the Purchaser.

         (C)      Any assignee of the Purchaser (or subsequent assignee thereof)
                  shall be entitled to enforce the benefits conferred upon it by such assignment and this clause 14.1 directly against the
                  Vendor and for that purpose each such assignee shall be
                  entitled to the benefit of and be subject to all the
                  provisions of this Agreement in any way relevant to the rights assigned to it and conferred upon it by this clause 14.1. The consent of such assignee shall be required to any amendment to or the rescission of this Agreement.

         (D)      Without prejudice to the generality of the foregoing, the
                  Purchaser shall designate Sino-JP Fund Co., Ltd. to take up the Sale Shares on Completion, which will become the legal and beneficial owner of the Sale Shares. For the purpose of this clause 14.1(D), such designation shall not constitute an
                  assignment but in case a competent Authority determines that such designation is deemed to be an assignment, this clause
                  14.1 shall become applicable accordingly.

14.2     WHOLE AGREEMENT AND VARIATIONS

         (A)      This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any
                  prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter, except to the extent that the same are repeated in this Agreement.

         (B)      No variation of this Agreement shall be effective unless made in writing and signed by each of the parties and/or the
                  assignee of the Purchaser (or any subsequent assignee thereof if such an assignment has occurred pursuant to clause 14.1).

14.3     AGREEMENT SURVIVES COMPLETION

                  The Vendor's Warranties and all other provisions of this
                  Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect
                  notwithstanding Completion.

14.4     RIGHTS, ETC CUMULATIVE AND OTHER MATTERS

         (A)      The rights, powers, privileges and remedies provided in this
                  Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

                                       20

         (B)      No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a
                  waiver thereof in whole or in part.

         (C)      No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

14.5     FURTHER ASSURANCE

         At any time after Completion the Vendor and the Guarantors shall, at the request of the Purchaser and at the cost of the Vendor and the
         Guarantors execute or procure the execution of such documents and do or procure the doing of such acts and things as the Purchaser may reasonably require for the purpose of vesting the Sale Shares in the
         Purchaser or its nominees and giving to the Purchaser the full benefit of all the provisions of this Agreement and the transactions contemplated under this Agreement.

14.6     INVALIDITY

         If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this
         Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

14.7     COUNTERPARTS

         This Agreement may be executed in any number of counterparts, which shall together constitute one agreement. Any party may enter into this
         Agreement by signing any such counterpart.

14.8     COSTS AND EXPENSES

         Each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement save that (i) the Vendor shall bear, out of balance of the Purchaser
         Price of US$1 million, expenses and costs of the Purchaser in accordance with Clause 6.3(B) above and all stamp duty and other duty or levies (if any) payable in respect of the sale and purchase of the
         Sale Shares or shares in the Company's Subsidiaries or associated companies shall be borne by the Vendor.

14.9     ENFORCEABILITY

         Each party intends that the provisions of this Agreement shall be enforced to the maximum extent permissible under the laws applied in each jurisdiction in which enforcement of any provision of this
         Agreement is sought. If any particular provision or part of this
         Agreement shall be held to be invalid or unenforceable, this Agreement shall be deemed to be amended by the deletion of the provision or part held to be invalid or unenforceable or, to the extent permissible by the applicable laws of the relevant jurisdiction in which such enforcement is sought, such provision or part shall be deemed to be varied in such a way as to achieve most closely the purpose of the original provision or part in a manner which is valid and enforceable, provided that for the avoidance of doubt,

                                       21

         such amendments shall apply only with respect to the operation of the
         Agreement in the particular jurisdiction in which the decision as to the invalidity or unenforceability is made.

14.10    NO SET-OFF

         All sums payable by any party under this Agreement shall be made free of any set-off, counterclaim or other deduction of any nature whatsoever, except as may be required by law.

14.11    TIME OF THE ESSENCE

         Time shall be of the essence of this Agreement.

14.12    NOTICES

         (A)      Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 14.12(B) and may be:

                  (1)      personally delivered, in which case it shall be
                           deemed to have been given upon delivery at the
                           relevant address; or

                  (2)      if within Hong Kong, sent by pre-paid post, in which
                           case it shall be deemed to have been given two
                           Business Days after the date of posting; or

                  (3)      if from or to any place outside Hong Kong, sent by
                           pre-paid airmail or by air courier, in which case it
                           shall be deemed to have been given seven (7) Business
                           Days after the date of posting in the case of airmail
                           or two Business Days after delivery to the courier in
                           the case of air courier; or

                  (4)      sent by fax, in which case it shall be deemed to have
                           been given when despatched, subject to confirmation
                           of uninterrupted transmission by a transmission
                           report provided that any notice despatched by fax
                           after 17.00 hours (at the place where fax is to be
                           received on any day) shall be deemed to have been
                           received at 08.00 hours on the next Business Day; or

                  (5)      sent by electronic mail, in which case it shall be
                           given when received, but subject to the same
                           provisions concerning receipt after 17.00 hours which
                           apply to notices sent by fax.

         (B)      The addresses and other details of the parties referred to in clause 14.12(A) are, subject to clause 14.12(C), as follows:

                  Name:                             Pacific Electric Wire & Cable Co., Ltd

                  For the attention of:             Andy Cheng (E.V.P.)

                  Address:                          26th Floor, No. 95, Section 2, Dunhua South Road,
                                                    Taipei 106, Taiwan

                  Fax number:                       (02) 6638-6220

                                       22

                  Telephone number:                 (02) 2704-0211

                  Name:                             Asset Managers Co., Ltd

                  For the attention of:             Mr. Ryoji Furukawa

                  Address:                          The Imperial Hotel Tower 17F
                                                    1-1-1 Uchi-Saiwaicho, Chiyoda-ku,
                                                    Tokyo 100-0011, Japan

                  Fax number:                       03-3502-4801

                  For the attention of:             David Dao-Heng Sun

                  Address:                          26th Floor, No. 95, Section 2, Dunhua South Road,
                                                    Taipei 106, Taiwan

                  Fax number:                       (02) 6638-6220

                  Telephone number:                 (02) 2704-0211

                  For the attention of:             Tony Chun Tan Yuan

                  Address:                          26th Floor, No. 95, Section 2, Dunhua South Road,
                                                    Taipei 106, Taiwan

                  Fax number:                       (02) 6638-6220

                  Telephone number:                 (02) 2704-0211

         (C)      Any party to this Agreement may notify the other parties of any change to its address or other details specified in clause
                  14.12(B), provided that such notification shall only be
                  effective on the date specified in such notice or five
                  Business Days after the notice is given, whichever is later.

15.      LAW AND JURISDICTION

15.1     HONG KONG LAW

         This Agreement shall be governed by, and construed in accordance with the laws of Hong Kong.

15.2     JURISDICTION

         In relation to any legal action or proceedings to enforce this
         Agreement or any matter or thing arising out of or in connection with this Agreement ("Proceedings") each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

15.3     PROCESS AGENT

         (A)      The Vendor appoints Blinco Enterprises Limited (HK) of Unit
                  2606, 26th Floor, the Centre, 99 Queen's Road Central, Hong
                  Kong as its process agent to receive on

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                  its behalf service of process in any proceedings in Hong Kong.
                  Service upon the process agent shall be good service upon the
                  Vendor whether or not it is forwarded to and received by the
                  Vendor. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in Hong
                  Kong, the Vendor irrevocably agrees to appoint a substitute process agent with an address in Hong Kong acceptable to the
                  Purchaser and to deliver to the Purchaser a copy of the
                  substitute process agent's acceptance of that appointment
                  within 14 Business Days of the date of such appointment. In the event that the Vendor fails to appoint a substitute
                  process agent, it shall be effective service for the Purchaser to serve the process upon the last known address in Hong Kong of the last known process agent for the Vendor notified to the
                  Purchaser notwithstanding that such process agent is no longer found at such address or has ceased to act.

         (B)      Each of the Guarantors appoints Blinco Enterprises Limited, HK of Unit 2606, 26th Floor, the Centre, 99 Queen's Road Central,
                  Hong Kong as its process agent to receive on its behalf
                  service of process in any proceedings in Hong Kong. Service upon the process agent shall be good service upon the
                  Guarantors whether or not it is forwarded to and received by the Guarantors. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in Hong Kong, the Guarantors irrevocably agrees to appoint a substitute process agent with an address in Hong Kong
                  acceptable to the Purchaser and to deliver to the Purchaser a copy of the substitute process agent's acceptance of that
                  appointment within 14 Business Days of the date of such
                  appointment. In the event that the Guarantors fail to appoint a substitute process agent, it shall be effective service for the Purchaser to serve the process upon the last known address in Hong Kong of the last known process agent for the relevant
                  Guarantor notified to the Purchaser notwithstanding that such process agent is no longer found at such address or has ceased to act.

         (C)      The Purchaser appoints Asset Managers (China) Co. Ltd of 26th
                  Floor, Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong
                  Kong as its process agent to receive on its behalf service of process in any proceedings in Hong Kong. Service upon the
                  process agent shall be good service upon the Purchaser whether or not it is forwarded to and received by the Purchaser. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in Hong Kong, the
                  Purchaser irrevocably agrees to appoint a substitute process agent with an address in Hong Kong acceptable to the Vendor and to deliver to the Vendor a copy of the substitute process agent's acceptance of that appointment within 14 Business Days of the date of such appointment. In the event that the
                  Purchaser fails to appoint a substitute process agent, it
                  shall be effective service for the Vendor to serve the process upon the last known address in Hong Kong of the last known process agent for the Purchaser notified to the Vendor
                  notwithstanding that such process agent is no longer found at such address or has ceased to act.

AS WITNESS of which this agreement has been executed as a deed and has been delivered on the date first before written.

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Signed by                                )
                                         )
for and on behalf of                     )
PACIFIC ELECTRIC WIRE & CABLE CO., LTD   )
in the presence of:                      )

Signed by                                )
                                         )
for and on behalf of                     )
ASSET MANAGERS CO., LTD                  )
in the presence of:                      )

Signed, sealed and delivered by          )
YUAN, CHUN-TANG                          )
in the presence of:                      )

Signed, sealed and delivered by          )
DAVID TAO-HENG SUN                       )
in the presence of:                      )

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